Exhibit 10.5

January 4, 2013

Mr. William C. Cobb

c/o H&R Block, Inc.

One H&R Block Way

Kansas City, Missouri 64105

Re:	Letter Agreement Regarding Modifications to Employment Agreement

Dear Mr. Cobb

This letter agreement (this “Agreement”) sets forth our agreement to supplement and clarify two sections in that certain Employment Agreement by and among you, H&R Block Management, LLC, and H&R Block, Inc., dated as of April 27, 2011, (the “Employment Agreement”). Except as provided herein, this Agreement shall not alter the terms of the Employment Agreement. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Employment Agreement.

The parties to this Agreement hereby agree to amend the Employment Agreement as follows:

1.	The first sentence of Section 3(c) shall be deleted in its entirety and replaced with the following:

(c) Annual Bonus. You will be eligible for an annual cash bonus under the H&R Block Executive Performance Plan, as the same may be amended or replaced from time to time (the “Executive Performance Plan”), upon achievement of performance goals for each fiscal year during the Term, as adopted by the Compensation Committee in consultation with you, with a target bonus equal to 125% of Base Salary and a maximum bonus equal to 175% of the target bonus, and a threshold level in accordance with the terms of the Executive Performance Plan. In no event will the maximum bonus exceed the maximum annual amount currently permitted by the Executive Performance Plan (or any equal or higher maximum amount in any future amendment or replacement).

2.	Section 4(f)(2), definition of Change in Control, shall be deleted in its entirety and replaced with the definition set forth on Exhibit A hereto.

[Signature page follows.]

This Agreement may be executed in identical multiple counterparts, all of which taken together will constitute one and the same agreement.

Very truly yours, H&R Block Management, LLC

By:
Name:	Aileen M. Wilkins
Title:	Chief People Officer

H&R Block, Inc.

By:
Name:	Aileen M. Wilkins
Title:	Chief People Officer

Acknowledged and agreed as of the date first set forth above:

William C. Cobb

[Signature Page to Letter Agreement]

Exhibit A

“Change in Control” means the occurrence of one or more of the following events:

(A)	Any one person, or more than one person acting as a group, acquires ownership of stock of Block that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of Block. If any one person, or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of Block, the acquisition of additional stock by the same person or persons shall not be considered to cause a Change in Control. An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which Block acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this Section 4(f)(2)(A).

(B)	Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of Block possessing 35 percent or more of the total voting power of the stock of Block. If any one person, or more than one person acting as a group, is considered to effectively control a corporation within the meaning of Treasury Regulation 1.409A-3(i)(5)(vi), the acquisition of additional control of the corporation by the same person or persons is not considered to cause a change in the effective control of the corporation. An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which Block acquires its stock in exchange for property will not be treated as an acquisition of stock for purposes of this Section 4(f)(2)(B).

(C)	A majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by two-thirds (2/3) of the members of the Board before the date of such appointment or election.

(D)

Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from Block that have a total gross fair market value equal to or more than 50 percent of the total gross fair market value of all of the assets of Block immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of Block, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. Notwithstanding the foregoing, there is no Change in Control event under this Section 4(f)(2)(D) when there is a transfer to an entity that is controlled by the shareholders of Block immediately after the transfer. A transfer of assets by Block is not treated as a change in the ownership of such assets if the assets are transferred to: (i) a shareholder of Block (immediately before the asset transfer) in exchange for or with respect to its stock; (ii) an entity, 50 percent or more of the total value or

Exhibit A – Page 1

voting power of which is owned, directly or indirectly, by Block; (iii) a person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of Block; or (iv) an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in (iii) above.

Notwithstanding the foregoing, the direct or indirect sale of any or all of the stock of, merger or liquidation of, or sale or assumption of all or substantially all the assets or liabilities of, H&R Block Bank FSB, (i) will not be considered a Change in Control for purposes of this Agreement, and (ii) will not be included in any determination of the total gross fair market value of assets of Block sold during any 12-month period under Section 4(f)(2)(D) above.

For purposes of this section, persons will be considered acting as a group in accordance with Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended, and Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

Exhibit A – Page 2